EXHIBIT 3.8

CERTIFICATE OF TWENTY-FIFTH AMENDMENT

TO THE BYLAWS OF

MICRON TECHNOLOGY, INC.

I, Jan R. Reimer, Assistant Corporate Secretary of Micron Technology, Inc., a Delaware corporation (the “Company”), hereby certify that the following resolution was adopted by the Board of Directors effective as of June 27, 2005:

WHEREAS, the Company’s Governance and Compensation Committee of the Board has nominated, approved and recommended that Ms. Mercedes Johnson sit as a member of the Company’s Board of Directors; and

WHEREAS, the Board is in agreement with the recommendation of the Governance and Compensation Committee;

NOW THEREFORE, BE IT RESOLVED, that the first sentence of Article III, Section I of the Bylaws of this Company be deleted and the following be substituted therefore:

“SECTION I.  The authorized number of directors of the corporation shall be eight.”

IN WITNESS WHEREOF, I hereunto set my hand and affix the corporate seal of said Company effective as of the 27th day of June, 2005.

/s/ Jan Reimer
(SEAL)	Assistant Corporate Secretary